Exhibit 10.1

March 17, 2024

Jon Niermann

VIA EMAIL

Re:	Employment Terms

Dear Jon:

Loop Media, Inc. (the “Company”) is pleased to offer you continued employment on the terms set forth in this letter agreement (the “Agreement”). These terms are effective on March 17, 2024 (the “Effective Date”). This Agreement is intended to supersede and replace all prior employment agreements between you and the Company, including the terms set forth in your 2021 Employment Agreement.

1.            Position; Duties. You will serve in the role of Founder, reporting to the Interim Chief Executive Officer, working from your home in Huntington Beach, California. Your duties will include assisting and providing leadership for the sales and distribution teams. You agree to devote your best efforts and full business time, skill and attention to the performance of your duties. You are also required to adhere to the general employment policies and practices of the Company that may be in effect from time to time, except that when the terms of this Agreement conflict with the Company’s general employment policies or practices, this Agreement will control. The Company may change your position, duties, work location and compensation from time to time in its discretion, subject to the terms and conditions set forth herein. You and the Company will discuss additional incentive compensation for any roles related to sales performance and distribution.

2.            Salary. Your annual base salary will be $575,000.00, less applicable deductions and withholdings, payable in accordance with the Company’s payroll practices, as may be in effect from time to time. In the event the Company implements across-the-board salary reductions affecting all or substantially all senior executives of the Company, your annual salary will be proportionally reduced.

3.            Benefits. You will remain eligible for the Company’s standard benefit programs, subject to the terms and conditions of such plans. The Company may, from time to time, change these benefits in its discretion.

4.            Equity Award. You have previously been granted various equity awards, which shall remain in effect subject to the terms and conditions of the governing award agreements and plan documents. In addition, you shall remain eligible for additional awards as determined by the Compensation Committee of the Board of Directors in its sole discretion.

5.            Performance Bonuses. Each year, you will be eligible to earn an annual incentive bonus pursuant to, and subject to the terms and conditions of, the Company’s Annual Bonus Plan.

6.            At Will Employment; Severance.

(a)            At-Will Employment. Your employment with the Company will be “at-will.” This means that either you or Company may terminate your employment at any time, with or without Cause (as defined below), and with or without advance notice.

(b)            Termination without Cause or Resignation for Good Reason Unrelated to Change in Control. If, outside of a Change in Control Period (as defined below), the Company terminates your employment without Cause, or you resign for Good Reason (as defined below), or you resign for any reason and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to the preconditions set forth in Section 7 below, you will be entitled to receive the following severance benefits:

(i)            The Company will pay you an amount equal to twelve (12) months of your then-current base salary (excluding any salary reduction that served as the basis for any Good Reason resignation), less all applicable withholdings and deductions, paid over such twenty-four-month period, on the schedule described in Section 7 below.

(ii)            If you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company’s group health plans following such termination or resignation of employment, then the Company will pay the entire COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the termination date until the earliest of (A) the close of the twelve (12) month period following the termination of your employment, (B) the expiration of your eligibility for the continuation coverage under COBRA, and (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment. If you become eligible for such coverage under another employer's group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause will cease.

(iii)         The Company will pay you a pro rata bonus for the then current fiscal year, with such fiscal year’s bonus equivalent to no less than 1-year of annual salary, as well as the unpaid portion of the agreed upon bonus for the fiscal year ended September 30, 2022.

(iv)          The Company will fund a personal life insurance policy for you at an annual premium cost of no more than $10,000. Upon termination of this Agreement under this Section 6(b), the Company agrees to pay the future annual premiums due under a policy through your 70th year of age, to be paid in a lump sum payment (discounted at the then applicable U.S. treasury rate) upon your departure from the Company.

(v)           The Company will fully accelerate the vesting of your equity awards such that you will be deemed fully vested in all such awards.

(c)            Termination without Cause or Resignation for Good Reason Related to Change in Control. If, during a Change in Control Period (as defined below), the Company terminates your employment without Cause, or you resign for Good Reason (as defined below), and other than as a result of your death or disability, and provided such termination constitutes a Separation from Service, then subject to the preconditions set forth in Section 7 below, you will be entitled to receive the following severance benefits:

(i)            The Company will pay you an amount equal to twelve (12) months of your then-current base salary (excluding any salary reduction that served as the basis for any Good Reason resignation), less all applicable withholdings and deductions, paid in a lump-sum within 60 days following your Separation from Service.

(ii)            If you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company’s group health plans following such termination or resignation of employment, then the Company will pay the entire COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the termination date until the earliest of (A) the close of the twelve (12) month period following the termination of your employment, (B) the expiration of your eligibility for the continuation coverage under COBRA, and (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment. If you become eligible for such coverage under another employer’s group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause will cease.

(iii)         The Company will pay you a pro rata bonus for the then current fiscal year, with such fiscal year’s bonus equivalent to no less than 1-year of annual salary, as well as the unpaid portion of the agreed upon bonus for the fiscal year ended September 30, 2022.

(iv)          The Company will fund a personal life insurance policy for you at an annual premium cost of no more than $10,000. Upon termination of this Agreement under this Section 6(c), the Company agrees to pay the future annual premiums due under a policy through your 70th year of age, to be paid in a lump sum payment (discounted at the then applicable U.S. treasury rate) upon your departure from the Company.

(v)           The Company will fully accelerate the vesting of your equity awards such that you will be deemed fully vested in all such awards.

7.            Severance Conditions. Your receipt of the severance benefits set forth in Section 6 is conditional upon (a) your continuing to comply with all of your legal and contractual obligations to the Company; and (b) your delivering to the Company an effective and irrevocable general release of claims in favor of the Company within 60 days following your termination date. The salary continuation set forth in Section 6(b) will be paid in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the period outlined above following the date of your termination date; provided, however, that no payments will be made prior to the release becoming effective. Within 60 days following your Separation from Service, and subject to the release being effective by the payment date, the Company will pay you in a lump sum the salary continuation that you would have received on or prior to such date under the original schedule but for the delay while waiting for the effectiveness of the release, with the balance of the salary continuation being paid on the Company’s regular payroll schedule.

8.            Definitions.

(a)            Cause. For purposes of this Agreement, “Cause” means any of the following: (i) unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; (ii) material breach of any agreement with the Company, which causes (or is likely to cause) material harm to the Company; (iii) material failure to comply with the Company’s written policies or rules, which causes (or is likely to cause) material harm to the Company; (iv) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof; (v) gross negligence or willful misconduct, which causes (or is likely to cause) material harm to the Company; (vi) continuing failure to perform assigned duties after receiving written notification of such failure from the Company; or (vii) failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation. For purposes of this Agreement, “Cause” will not exist under condition (ii), (iii), (v), (vi) or (vii) unless the Company gives you written notice of such condition within 90 days after such condition comes into existence and you fail to remedy such condition within 30 days after receiving such written notice.

(b)            Good Reason. For purposes of this Agreement, “Good Reason” will mean that you have resigned based on the occurrence of any of the following events: (i) a material diminution in your salary except for across-the-board salary reductions similarly affecting all or substantially all senior executives of the Company; (ii) a change in the geographic location of your primary place of work that results in an increase in your one-way commute by more than 25 miles; or (iii) a material reduction in your authority, job duties or responsibilities; provided, however, that you will not be deemed to have Good Reason if the Company survives as a separate legal entity following a Change in Control and you hold materially the same position in such legal entity as before the Change in Control. A resignation will only be for Good Reason if you deliver written notice of such condition to the Company within 30 days after the initial occurrence of such condition, the Company has failed to cure such condition within 30 days after the delivery of such notice, and you resign within 30 days after the end of such cure period.

(c)            Change in Control. For purposes of this Agreement, a “Change in Control” shall have the meaning set forth in the Company’s equity incentive plan.

(d)            Change in Control Period. For purposes of this Agreement, a Change in Control Period is defined as the period ending on the twelve (12) month anniversary of the effective date of a Change in Control.

9.            Section 409A. The payments and benefits under this Agreement are intended to qualify for exemptions from the application of Section 409A, and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A to the extent necessary to avoid adverse taxation under Section 409A. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment will be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Notwithstanding anything to the contrary herein, to the extent required to comply with Section 409A, a termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a Separation from Service. Your right to receive any installment payments will be treated as a right to receive a series of separate payments and, accordingly, each installment payment will at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A, and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then, to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A and the related adverse taxation under Section 409A, such payments will not be provided to you prior to the earliest of (a) the expiration of the six-month period measured from the date of Separation from Service, (b) the date of your death or (c) such earlier date as permitted under Section 409A without the imposition of adverse taxation. With respect to payments to be made upon execution of an effective release, if the release revocation period spans two calendar years, payments will be made in the second of the two calendar years to the extent necessary to avoid adverse taxation under Section 409A. With respect to reimbursements or in-kind benefits provided hereunder (or otherwise) that are not exempt from Section 409A, the following rules will apply: (x) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one taxable year will not affect the expenses eligible for reimbursement, or in-kind benefit to be provided in any other taxable year, (y) in the case of any reimbursements of eligible expenses, reimbursement will be made on or before the last day of the taxable year following the taxable year in which the expense was incurred and (z) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, the Company reserves the right to amend this Agreement as it deems necessary or advisable, in its sole discretion and without your consent, to comply with Section 409A or to avoid income recognition under Section 409A prior to the actual payment of severance benefits hereunder or imposition of any additional tax. In no event will the Company reimburse you for any taxes or other costs that may be imposed on you as a result of Section 409A.

10.            Confidentiality Obligations. As a condition of your employment, you must sign and abide by the employee confidentiality and inventions assignment agreement attached hereto as Exhibit A.

11.            Arbitration. To ensure the timely and economical resolution of disputes that may arise between you and the Company, both you and the Company mutually agree that pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by applicable law, you will submit solely to final, binding and confidential arbitration any and all disputes, claims, or causes of action arising from or relating to: the negotiation, execution, interpretation, performance, breach or enforcement of this Agreement; or your employment with the Company (including but not limited to all statutory claims); or the termination of your employment with the Company (including but not limited to all statutory claims). BY AGREEING TO THIS ARBITRATION PROCEDURE, BOTH YOU AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTES THROUGH A TRIAL BY JURY OR JUDGE OR THROUGH AN ADMINISTRATIVE PROCEEDING. The Arbitrator will have the sole and exclusive authority to determine whether a dispute, claim or cause of action is subject to arbitration under this section and to determine any procedural questions which grow out of such disputes, claims or causes of action and bear on their final disposition. All claims, disputes, or causes of action under this section, whether by you or the Company, must be brought solely in an individual capacity, and will not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences in this paragraph are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class will proceed in a court of law rather than by arbitration. Any arbitration proceeding under this Arbitration section will be presided over by a single arbitrator and conducted by JAMS, Inc. (“JAMS”) in the JAMS location closest to your working location, under the then applicable JAMS rules for the resolution of employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You and the Company both have the right to be represented by legal counsel at any arbitration proceeding, at each party’s own expense. The Arbitrator will: (a) have the authority to compel adequate discovery for the resolution of the dispute; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company will pay all JAMS arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law. This section will not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. Nothing in this section is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any final award in any arbitration proceeding hereunder may be entered as a judgment in the federal and state courts of any competent jurisdiction and enforced accordingly.

12.            Miscellaneous. This Agreement (including the agreements referenced herein) is the complete and exclusive statement of your agreement with the Company on the subject matters herein, and supersedes and replaces any and all prior agreements or representations with regard to the subject matter hereof, whether written or oral. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified, amended or extended except in a writing signed by you and the Chief Executive Officer. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and our respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties or rights hereunder without the express written consent of the Company. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provisions had never been contained herein. This Agreement and the terms of your employment with the Company will be governed in all aspects by the laws of the State of California.

If you agree to the terms and conditions set forth herein, please sign below.

We look forward to having you join us. If you have any questions about this Agreement, please do not hesitate to call me.

Best regards,

/s/ Justis Kao	3/17/2024
Justis Kao, Interim CEO	Date

Accepted and agreed:

/s/ Jon Niermann	3/17/2024
Jon Niermann	Date